Exhibit 10.2

[EXECUTION VERSION]
RETIREMENT AND RESTRICTIVE COVENANT AGREEMENT
AND GENERAL RELEASE

This Retirement and Restrictive Covenant Agreement and General Release (“Agreement”) is entered into by and between Newpark Resources, Inc. (“Company”) and Paul L. Howes (“Executive”) on August 17, 2021. All capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in that certain Newpark Resources, Inc. Amended and Restated Retirement Policy, approved and adopted April 6, 2015, amended as of May 20, 2020 (the “Program”).
WHEREAS, Company and Executive are parties to that certain Amended and Restated Employment Agreement dated December 31, 2008, as amended from time to time (the “Employment Agreement”).
WHEREAS, Company maintains the Program whereby employees who satisfy the criteria for a Qualifying Retirement are eligible to receive certain retirement benefits, subject in all respects to the terms, covenants and conditions of the Program, which include execution of this Agreement and compliance with all terms of this Agreement, including the agreements, covenants, conditions and other terms set forth in Article 3 through Article 6 herein (“Post-Retirement Obligations”); and
WHEREAS, Executive intends to retire from his employment with the Company on the Retirement Date (as defined below) and desires to participate in the Program at such time pursuant to its terms and conditions and receive the Retirement Benefits (as defined below) under the Program.
AGREEMENT TERMS
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the Company and Executive, intending to be legally bound, hereby incorporate the recitals above herein and agree as follows:
1.Definitions. The following terms shall have the stated meaning, whenever used in this Agreement:
1.1. “Company Group” shall mean any Person (as defined below) in the group consisting of the Company (including successors and assigns) and the direct and indirect subsidiaries and affiliated Persons of the Company. As used herein, a Person is affiliated with another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
1.2. “Company Group Business” shall mean (a) any business activity involving or relating to (i) the manufacture and/or sale of drilling fluid systems or related products and services in the energy industry, or (ii) the manufacture, rental, and/or sale of composite mats, or (b) any other business activity in which the Company Group is engaged as of the Retirement Date (as defined below).
1.3. “Confidential Information” means any materials or information (whether in written, printed, graphic, video, audio, electronically stored, disk or other format) which (a) is not generally known to the public or within the industry; (b) was acquired or learned by Executive as a result of and during Executive’s employment relationship with a member of the Company Group; and (c) relates to the business of the Company Group or its customers, including, by way of example, strategies, methods, books, records, and documents; recipes, technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers and those being solicited to be customers, investors, and business relations (such as contact name, service provided, pricing for that customer, type and amount of product used, credit and financial data, and/or other information relating to the Company Group’s relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; raw materials purchasing or trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company Group; bids or proposals submitted to any third party; technologies and methods; manufacturing processes and know-how; training methods and training processes; organizational structure; labor or employee relations or agreements; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by the Company Group in the pursuit of its business will not cause the information to lose its protected status under this Agreement.
1.4. “Date of Notice” means the date upon which the Executive provides the Company with proper notice of the Executive’s planned retirement date.
1.5. “Person” means any individual, partnership, firm, corporation, institution, limited liability company or any other legal entity or other person.
1.6. “Restricted Area” means any country, state or region, as applicable, of North America, Europe, Latin America, the Middle East, Africa and/or the Asian Pacific, in which any member of the Company Group performed Company Group Business or had active plans to perform Company Group Business, in each case, during Executive’s employment with any member the Company Group.
1.7. “Retirement Date” means the last date of Executive’s employment relationship with the Company due to voluntary resignation.
1.8. Interpretation of “Including/Or/Law.” Unless expressed otherwise in this Agreement, the term “including” means “including without limitation,” the use of the word “or” is not exclusive, and the term “law” includes any (a) law of any jurisdiction (federal, state, local or other jurisdiction), (b) statutory or common law or (c) applicable regulations or other legal obligations.
2.Retirement Benefits. As a result of Executive’s Qualifying Retirement, and conditioned upon Executive’s execution and non-revocation of the release of claims outlined in Article 3 of this Agreement, and subject to the terms and conditions of the Program, and Executive’s continued compliance with the Program, the Company shall provide Executive with the consideration described in this Article 2 (collectively, the “Retirement Benefits”). A good faith summary of the Retirement Benefits, based on certain assumptions including effective date of retirement, stock price and Company performance, was provided to Executive by the Vice President of Human Resources of the Company by email communication on July 21, 2021. Executive acknowledges and agrees that the Retirement Benefits are good, valuable and sufficient consideration to support the agreements contained herein.
2.1. Annual Cash Incentive Plan for Retirement Plan Year. Pursuant to the Program and that certain Newpark Resources, Inc. 2010 Annual Cash Incentive Plan (the “2010 ACIP”), Executive shall remain eligible to receive a prorated portion of the Award Payment (as defined in the 2010 ACIP) for the Plan Year (as defined in the 2010 ACIP) in which the Retirement Date occurs (the “Prorated Award Payment”), subject in all respects to achievement of performance goals and to the terms and conditions of the Program and the 2010 ACIP which are incorporated herein by reference. The Prorated Award Payment, if earned, will be paid to Executive at the same time as all other award payments are made to other 2010 ACIP participants.

2.2. Annual Cash Incentive Plan 2021 Award Payment. Pursuant to the Program and the 2010 ACIP, if the Retirement Date occurs in 2022 but prior to payment of any earned award payment under the 2010 ACIP for the 2021 Plan Year, Executive shall remain eligible to receive the award payment from the 2021 Plan Year, subject in all respects to achievement of performance goals and to the terms and conditions of the Program and the 2010 ACIP which are incorporated herein by reference. The 2021 award payment will be paid to Executive at the same time as all other 2021 award payments are made to other 2010 ACIP participants.
2.3. Time-Vested Stock Options. Pursuant to the Program and the award agreement issued under that certain Newpark Resources, Inc. Amended and Restated 2006 Equity Incentive Plan (the “2006 Equity Plan”) and that certain Newpark Resources, Inc. Amended and Restated 2015 Employee Equity Incentive Plan (the “2015 Equity Plan” and together with the 2006 Plan, as applicable, the “Equity Plans”), all outstanding stock options (“Options”) held by Executive on the Retirement Date shall remain exercisable as follows: (a) Options issued prior to April 6, 2015, shall remain exercisable until the earlier of (i) two (2) years from the Retirement Date or (ii) the expiration date designated in the applicable option agreement; and (b) Options issued on or after April 6, 2015, shall remain exercisable until the expiration date designated in the applicable option agreement. For the avoidance of doubt, nothing in this Agreement shall be treated as permitting delivery of stock under any Options to Executive prior to the date such stock would have been delivered pursuant to the terms of the applicable equity grant agreement or the Equity Plans if Executive had remained employed by the Company following the Retirement Date.
2.4. Time-Vested Restricted Stock Units. The restrictions applicable to any unvested restricted stock units that have been awarded to Executive at least six (6) months before the Retirement Date (collectively, the “Restricted Stock Units”), shall continue to lapse pursuant to the original vesting schedule, subject in all respects to the terms and conditions of any applicable equity award agreement and the Equity Plan (except any continued employment requirement). For the avoidance of doubt, nothing in this Agreement shall be treated as permitting delivery of any shares of Company stock to Executive prior to the date such shares would have been delivered pursuant to the terms of the applicable equity award agreement or the Equity Plan if Executive had remained employed by the Company following the Retirement Date.
2.5. Performance-Based Cash Awards Prior to November 2019. Pursuant to the Program and the award agreement issued under the Equity Plans, Executive shall remain eligible to receive a prorated cash payment for any performance-based cash awards awarded to Executive prior to November 20, 2019 (the “Prorated CA Payment”), subject in all respects to the terms and conditions of the Program and any equity award agreement and the Equity Plans (except any continued employment requirement). The Prorated CA Payment, if and to the extent earned due to the achievement of performance goals, will be paid to Executive at the same time as all other participants in the Equity Plans.
2.6. Performance-Based Cash Awards After November 2019. Pursuant to the Program and the award agreement issued under the Equity Plans, Executive shall remain eligible to receive a cash payment for any performance-based cash awards awarded to Executive on or after November 20, 2019 and prior to the Date of Notice, unreduced by proration (the “Unreduced CA Payment”), subject in all respects to the terms and conditions of the Program and any equity award agreement and the Equity Plans (except any continued employment requirement). The Unreduced CA Payment, if and to the extent earned due to the achievement of performance goals, will be paid to Executive at the same time as all other participants in the Equity Plans.
2.7. Compliance with Post-Retirement Obligations. Strict compliance with and satisfaction of each of the Post-Retirement Obligations is a specific condition to Executive’s receipt of the Retirement Benefits provided under this Agreement, with such compliance and satisfaction determined by the Company in its sole discretion. Violating any of the Post-Retirement Obligations at any time shall result in Executive’s (a) forfeiture of the right to receive payment of the Prorated Award Payment, if not yet paid; (b) forfeiture of the right to receive payment of any unpaid 2021 award payment, if not yet paid; (c) termination of the extended exercise period for any Options that were vested as of the Retirement Date, but not yet exercised, which shall remain exercisable for the post-employment termination period provided in the applicable award agreement; and (d) forfeiture of the right to receive payment of the Prorated CA Payment, if not yet paid. Executive understands that the applicable period for these Post-Retirement Obligations for purposes of the Retirement Benefits may exceed the time period attributed to the Restrictive Covenants.
2.8. Applicable Terms. This Agreement is being executed pursuant to the Program, and includes and is subject to all provisions of the Program, which are incorporated herein by reference, and is subject to the terms and conditions of the 2010 ACIP and Equity Plans and any applicable award agreements issued thereunder.
3.Release. Executive’s “Release” includes all of the terms of this Article 3.
3.1. Release. Executive, on behalf of Executive, Executive’s heirs and assigns, irrevocably and unconditionally releases, waives, and forever discharges each member of the Company Group and each of their respective present and former affiliates, agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries and benefit plans, and any successors and assigns of the foregoing (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees, and all liabilities whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against Releasees relating to or arising out of Executive’s employment with the Company, or any other matter that arises through the date that this Agreement is signed by Executive (“Released Claims”). Executive understands that one condition of this Agreement is that Executive signs the Release Agreement attached as Exhibit A on his Retirement Date regarding claims arising after the date of this Agreement through the Retirement Date and Executive agrees to do so.
3.2. Scope of Released Claims. Executive understands that the Released Claims include, to the extent permitted by applicable law, claims at law or equity or sounding in contract (express or implied) or tort, claims (including claims for monetary damages) arising under any federal, state, or local laws, of any jurisdiction, that prohibit age, sex, race, national origin, color, disability, religion, veteran or any other form of discrimination, harassment, or retaliation (including the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, or the Rehabilitation Act), under the Family and Medical Leave Act, the Employee Retirement Income Security Act, any other claim under any law related to Executive’s employment with the Company, and any other matter arising between Executive and any member of the Company Group through the date that this Agreement is signed by Executive.
3.3. Additional Released Claims. The Released Claims also include any claims against any member of the Company Group relating to any alleged entitlement to any form of compensation or benefit, including payment of personal time off, annual or periodic incentives, bonuses, restricted stock awards, restricted stock units, stock options and any other financial recovery against any Releasees. Further, the terms and provisions of this Agreement shall, to the extent permitted by applicable law, extend and apply to all unknown, unsuspected or unanticipated injuries or damages.
3.4. Limitation. Nothing in this Agreement shall be construed as an attempt to waive any right or claim which: is not waivable as a matter of law, involves the Retirement Benefits provided under this Agreement, arises after the date this Agreement is executed by Executive, involves unemployment compensation benefits if Executive is otherwise qualified for such benefits under applicable law, or involves any pending workers’ compensation claim (however Executive represents and acknowledges that he has no unfiled workers’ compensation claim or unreported injury), involves Executive’s right to indemnity, contribution and a defense under any agreement, statute, by‑law or company agreement or other corporate governance document, or Executive’s right to coverage under all Company directors’ and officers’ fiduciary, errors and omissions and general liability and umbrella insurance policies,
3.5. Release of Age Discrimination Claims. Executive acknowledges the following:
3.5.1. This Agreement is written in a manner calculated to be understood by Executive, and Executive in fact understands the terms, conditions and effect of this Agreement.
3.5.2. This Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act.
3.5.3. Executive does not waive rights or claims that may arise after the date this Agreement is executed by Executive.
3.5.4. Executive is waiving rights or claims in exchange for consideration which is in addition to anything of value to which Executive is already entitled.
3.5.5. Executive is advised to consult with an attorney prior to executing the Agreement.
3.5.6. Executive has forty-five (45) days in which to consider this Agreement before accepting it, but need not take that long if Executive does not wish to. Executive acknowledges that any decision to sign this Agreement before the forty-five (45) days have expired was done so voluntarily, and not because of any fraud or coercion or improper conduct by the Company Group. Executive agrees not to sign the Release Agreement attached as Exhibit A before his Retirement Date.
3.5.7. Executive is given a period of seven (7) calendar days following the date Executive signs the Agreement to elect to revoke this Agreement (“Revocation Period”). If revoked, (a) this Agreement will be revoked in full and void ab initio, as if it had never been entered into; (b) Executive will forfeit any right to receive payment of the Prorated Award Payment and 2021 award payment, if not yet paid; (c) the extended exercise period for any Options that were vested as of the Retirement Date will be terminated and any such vested Options shall remain exercisable for the post-employment termination period provided in the applicable award agreement; and (d) Executive will forfeit the right to receive payment of the Prorated CA Payment.
3.5.8. Executive fully understands all of the terms of this Agreement and knowingly and voluntarily enters into this Agreement.
3.5.9. Executive agrees that he has been provided sufficient time to review this Agreement with his legal counsel and any notice of acceptance or revocation should be made by Executive as specified in Section 6.2 (“Notices” Section) below.
3.6. Protected Agency Disclosures/Participation. Executive understands and agrees that nothing in this Agreement shall be construed to prohibit Executive from making disclosures to, filing a charge or complaint with, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission. This Agreement does not impose any condition precedent (such as prior notice to the Company Group), any penalty, or any other restriction or limitation adversely affecting Executive’s rights regarding any governmental agency disclosure, report, claim or investigation. Further, Executive may disclose his wages, hours, or other terms and conditions of employment in the exercise of any rights provided by the National Labor Relations Act. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages or other personal relief in any charge, complaint, or lawsuit that Executive has filed or might file or which might be filed on Executive’s behalf. The Company and Executive further understand and agree that nothing in this

Agreement limits Executive’s right to receive an award for information provided to the SEC or under any of its programs.
3.7. No Waiver. Executive understands and agrees that this Agreement shall not in any way be construed as an admission by any of the Releasees or by Executive of any unlawful or wrongful acts whatsoever against the other, or any other Person, and Executive specifically disclaims any liability to or wrongful acts against any of the Releasees, or any other Person, including those relating to or involving, directly or indirectly, Executive’s employment by the Company Group.
3.8. Final Paycheck. Executive acknowledges and agrees that, following the Retirement Date and within the time period required by law, the Company shall pay Executive a final paycheck (“Final Paycheck”), which will include Executive’s regular salary owed for all time worked through and including the Retirement Date. Accrued, unused vacation or paid time off will be paid in the Final Paycheck.
3.9. Expense Reimbursement. Executive agrees that within ten (10) business days after the Retirement Date, Executive will submit in a form consistent with Company policies Executive’s final documented expense reimbursement statement reflecting all business expenses Executive has incurred as an employee of the Company, but that have not yet been reimbursed, through the Retirement Date, if any. The Company will reimburse Executive for these expenses pursuant to its usual business practices. Executive acknowledges and agrees that if Executive fails to timely submit an expenses reimbursement statement, as outlined in this Section 3.9, Executive forfeits his right, if any, to reimbursement for such business expenses.
3.10. Indemnification Agreement. Nothing in this Agreement shall act as a release or waiver by Executive of any rights of defense, indemnification, advancement of expenses and exculpation of present or former directors or officers which would otherwise be afforded to Executive under the articles or bylaws of the Company or the similar governing documents of any member of the Company Group or any rights of defense, indemnification, advancement of expenses, and exculpation of present or former directors or officers afforded to Executive under the indemnification agreement previously entered into between Executive and the Company, or any rights of defense, indemnification, or advancement of expenses which would be afforded to Executive under any directors or officer liability or other insurance policy maintained by the Company. The Company will maintain directors and officer liability insurance coverage with respect to Executive following the Retirement Date, which such coverage shall be on terms not materially less than the Company’s current coverage.
Executive acknowledges that Executive has read this Agreement, including this Article 4, carefully.
4.    Confidentiality.
4.1. Executive’s Receipt of Confidential Information. Executive acknowledges that in connection with his role with the Company and in providing services in support of the Company Parties, Executive will receive, have access to and have the opportunity to develop certain confidential or proprietary information and knowledge concerning the Company Parties and each of the respective businesses, methods and operations, which the Company Parties desire to protect.
4.2. Value of Confidential Information. Executive acknowledges and stipulates that the Confidential Information constitutes a valuable, special, and unique asset used by the Company Parties in their businesses to obtain a competitive advantage over their competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company Parties in maintaining their competitive position and economic investment, as well as work for their respective employees.

4.3. Executive’s Promise Not to Use or Disclose Confidential Information. Both during and after the period Executive is employed by the Company, Executive agrees not to misappropriate or, without the prior express written consent of an officer of the Company, use, disclose or otherwise make available to any Person any Confidential Information, except as authorized in the performance of Executive’s regular employment duties to the Company. Executive further agrees to comply with the confidentiality and other provisions set forth in this Agreement, the terms of which are supplemental to any statutory or fiduciary or other obligations relating to these matters. Executive acknowledges that he may be subject to statutory restrictions on his ability to trade in Company securities following the Retirement Date if he is in possession of material non-public information.
4.4. Return of Confidential Information and Property. All written materials, customer or other lists or data bases, records, data, and other documents prepared or possessed by Executive in connection with Executive’s employment with the Company belong to the Company Parties or any of them. All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment with the Company (whether during business hours and whether on the Company’s premises or otherwise), which relate to the Company Parties’ business, products, or services are the Company Parties’ sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, recipes, inventory, prices, improvements, discoveries, and inventions are the property of the Company Parties. At the termination of Executive’s employment, regardless of the reason and whether by Executive or the Company, Executive will promptly return to the Company all papers, documents, writings, any computer related hardware or software, cell phone(s), keys, or other data or property belonging to the Company Parties that is in Executive’s possession, custody or control, including, without limitation, Confidential Information and any such data that Executive had access to or possessed during his employment with the Company. The Company desires by this Agreement to protect its economic investment in its current and future operations and business.
4.5. Breach of this Article. Executive understands and agrees that the restrictions in this Article 4 shall continue beyond the termination of Executive’s employment regardless of the reason for such termination. Executive acknowledges that money damages may not be a sufficient remedy for any breach of this Article 4 by Executive, and that the Company shall be entitled to seek to enforce the provisions of this Article 4 by specific performance and injunctive relief as remedies for such breach or any threatened breach. The Parties intend that the Company Parties shall be third-party beneficiaries of, and shall be entitled to enforce, Executive’s covenants in this Article 4 that are relevant to each of them. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 4, but shall be in addition to all remedies available at law or in equity to the Company Parties, including the recovery of damages from Executive and his agents involved in such breach. In the event that Executive fails in any material respect to perform any of his material obligations under this Article 4, the Company may elect (a) to cease any payments due under this Agreement and recover all payments made to Executive under this Agreement on or subsequent to the date of the failure, except with respect to those payments that constitute wages earned by and owed to Executive, (b) obtain an injunction and/or (c) exercise any and all other remedies available by law.
Executive acknowledges that Executive has read this Agreement, including this Article 5, carefully.
5.    Additional Post-Employment Restrictions.
5.1. Consideration to Executive. The restrictive covenants contained in this Article 5 are supported by consideration to Executive from the Company Parties as specified in this Agreement, including the consideration provided in Article 2. Executive acknowledges that the consideration provided for in Article 2 of this Agreement constitutes separate and independent consideration for the restrictive covenants contained in this Article 5 and entered into by Executive, and that the consideration in each such Article 2 is reasonable and sufficient consideration for Executive’s promises in this Agreement.
5.2. Non-Competition. Executive agrees that during the period of Executive’s employment with the Company and during the twenty-four (24) month period immediately following the date of termination of Executive’s employment with the Company (the “Restricted Term”), Executive will not, directly or indirectly, for himself or for others, anywhere in the Restricted Area, unless expressly authorized in writing by the Chairman of the Board of Directors of the Company (the “Board), engage in, or assist any Person engaged in, the selling or providing of products or services that would displace the products or services (a) which the Company Parties sell, provide or plan to sell or provide as of the date of termination of Executive’s employment or at any time during Executive’s employment with the Company, or (b) with which Executive had involvement or about which Executive received or had access to Confidential Information in the course of his employment with the Company. The foregoing is expressly understood to include, without limitation, the business of manufacturing, selling and/or providing products or services of the same type offered and/or sold by the Company Parties as of the date of termination of Executive’s employment or any time during Executive’s employment.
5.3. Prohibition on Circumvention. Executive cannot circumvent these covenants by alternative means or engage in any of the enumerated prohibited activities in the Restricted Area by means of telephone, telecommunications, satellite communications, correspondence, or other contact from outside the Restricted Area. Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledges that these restrictions are necessary to protect the Confidential Information and business interests of the Company Parties.
5.4. Non-Solicitation of Customers. During the Restricted Term, Executive shall not on his own behalf or on behalf of any other Person, either directly or indirectly, within the Restricted Area, (a) call on, service, or solicit competing business from customers of the Company Parties with whom Executive had or made contact within the twenty-four (24) months immediately preceding the date of termination of Executive’s employment with the Company, or (b) induce or encourage any such customer or other source of ongoing business to stop doing business with the Company Parties.
5.5. Non-Solicitation of Employees. During the Restricted Term, Executive shall not, on his own behalf or on behalf of any other Person, either directly or indirectly, call on, solicit, or retain any employee or officer of the Company Parties, with whom Executive worked, had contact or associated, or about whom Executive received Confidential Information, within the course of Executive’s employment with the Company, or in any other manner attempt, directly or indirectly, to influence, encourage, or induce any such employee or officer of the Company Parties to terminate or discontinue his or his employment with any of the Company Parties.
5.6. Reasonableness of Restrictions; Severability; Reformation. Executive represents to the Company that the enforcement of the restrictions contained in this Agreement would not be unduly burdensome to Executive and acknowledges that Executive is willing and able, subject to the Restricted Area as defined herein, to compete in other geographical areas not prohibited by this Agreement. It is expressly understood and agreed that the Company Parties and Executive consider the restrictions contained in this Article 5 to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information and other legitimate business interests of the Company Parties. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, overly broad as to geographic area or time or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. Executive and the Company further agree that the covenants in Article 5 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Article 5.
5.7. Remedies for Breach. Executive agrees that a breach or violation of Article 5 of this Agreement by Executive shall entitle the Company Parties as a matter of right, to an injunction, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such provisions. Such right to an injunction shall be cumulative and in addition, and not in lieu of, any other remedies to which the Company Parties may show themselves justly entitled, including, but not limited to, specific performance and damages. The Parties intend that the Company Parties shall be third-party beneficiaries of, and shall be entitled to enforce, Executive’s covenants in this Article 5 that are relevant to each of them. The Parties specifically agree that the remedy of damages alone is inadequate. In the event that Executive fails in any material respect to perform any of his material obligations under this Article 5 then, notwithstanding any other provision of this Agreement, the Company may elect (a) to cease any payments due under this Agreement and recover all payments made to Executive under this Agreement on or subsequent to the date of the failure, except with respect to those payments that constitute wages earned by and owed to Executive, (b) obtain an injunction and/or (c) exercise any and all other remedies available by law.
5.8. Advance Approval of Board. It is agreed that these covenants do not prevent Executive from using and offering the general management or other skills that he possessed prior to receiving access to Confidential Information and other legitimate business interests of the Company Parties. This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against Executive’s pursuit of lawful employment in violation of any controlling state or federal laws. Executive is permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board, and authorized in writing, to be of no material threat to the legitimate business interests of the Company.
Executive acknowledges that Executive has read this Agreement, including this Article 6, carefully.
6.    Miscellaneous. This Agreement shall be subject to the following additional terms and conditions:
6.1. Severability. Should a court declare or determine that any provision of this Agreement is unmodifiable and illegal or invalid, the validity of the remaining parts, terms or provisions of this Agreement will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Agreement.
6.2. Notices. The Company Group and Executive may deliver any notice required by the terms of this Agreement in writing or by electronic means. Any such notice shall be deemed effective upon personal delivery, receipt (including with respect to electronic communications), or upon deposit with the U.S. Postal Service, by registered or certified mail, with postage and fees prepaid. The notice shall be addressed to Vice President of Human Resources, Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381, Attention: Legal Department, and to Executive at the address that he most recently provided to the Company.
6.3. Applicable Notice Period. The Company and Executive agree that the Retirement Date shall be February 28, 2022, or such other date as shall be mutually agreed by the Board and Executive, and if the Board agrees to an earlier date the Compensation Committee agrees that the Applicable Notice Period shall be deemed waived.

6.4. Entire Agreement. Executive represents and acknowledges that in executing this Agreement, Executive did not rely, and has not relied, on any oral or written representations, agreements, or communications by any of the Releasees, except as expressly contained in this Agreement. This Agreement, the Program and any applicable equity award or plan documents constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; provided, however, that this Agreement does not replace or supersede or modify any existing obligation by Executive under applicable law or agreement regarding confidentiality, fiduciary duties, non-competition or non-solicitation and Executive shall not be entitled to any other severance pay or compensation under any other agreement, plan or policy. Further, the provisions of the Program and any applicable equity award and/or plan documents shall continue to apply, and further provided that in case of inconsistencies or ambiguities, the provisions of the Program shall prevail over the provisions of this Agreement.
6.5. Exclusive Dispute Resolution Procedure. In the event either party contends the other has not complied with any provision of this Agreement (except Article 5 of this Agreement, which is specifically excluded from this pre-arbitration dispute resolution procedure), or asserts any claims under ERISA, prior to seeking arbitration as provided for below, the party claiming a violation of this Agreement, shall advise the other party, in writing, of the specifics of the claim, including the specific provision alleged to have been violated, as well as provide the other party with any supporting documentation the party desires to produce at that time. If the Company is disputing amounts that Executive contends are due to him, the Company shall provide a complete statement of the amount it is disputing, the reason it is disputing it, and supporting documentation upon request by Executive. The parties will thereafter meet and attempt to resolve their differences in a period not to exceed thirty (30) days, unless the parties agree in writing to mutually extend the time for one additional thirty (30) day period. Following such attempts to resolve any such dispute, either party may require arbitration of the other. In order to do so, the request must be timely made, in writing, and delivered to the other party (Executive or the Vice President of Human Resources) in the manner outlined in Section 6.2 (“Notices” Section) within thirty (30) days following the end of the resolution period (or any valid extension thereof) referenced herein above. The parties hereto agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve as provided for above, shall be finally resolved and settled exclusively by arbitration in the city where the headquarters for the Company are then located or such other location as the parties may agree, by a single arbitrator in accordance with the substantive laws of the State of Texas to the extent not preempted by ERISA, which shall govern all applicable benefits issues, in keeping with the above required procedure. If the parties cannot agree upon an arbitrator, then each party shall choose its own independent representative, and those independent representatives shall choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative. The legal expenses of each party shall be borne by each such party. However, the cost and expenses of the arbitrator in any such action shall be borne equally by the parties. The arbitrator’s decision, judgment and award shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction. The arbitrator to which any such dispute shall be submitted in accordance with the provisions of this Section 6.4 shall only have jurisdiction and authority to interpret, apply or determine compliance with the provisions of this Agreement, but shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement. Notwithstanding anything to the contrary in this Section 6.4, either party may commence in a court of competent jurisdiction any action to obtain injunctive relief.
6.6. Governing Law/Venue. This Agreement and the Program shall be governed by, and construed in accordance with, the laws of the State of Texas, United States of America. The venue for any and all disputes arising out of or in connection with this Agreement shall be Harris County, Texas, United States of America, and the courts sitting exclusively in Harris County, Texas, United States of America shall have exclusive jurisdiction to adjudicate such disputes, except as provided in Section 6.4.
6.7. No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (a) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (b) preclude insistence upon strict compliance in the future.
6.8. Withholding. The compensation payable to Executive pursuant to this Agreement shall be subject to applicable federal, state or local tax withholding and the Company shall deduct, where applicable, any amounts authorized by Executive and permissible under applicable law, and shall withhold and report all amounts required to be withheld and reported by applicable law. Notwithstanding the foregoing, the Company may provide for any federal, state or local taxes which are required to be paid with respect to any Restricted Stock Units (i) by permitting Executive to tender a cash payment to the Company or (ii) by withholding shares from the shares of common stock issued to Executive under the grant of Restricted Stock Units.
6.9. Administration. Any determination by Company and its counsel in connection with any question or issue arising under this Agreement shall be conclusive and binding on Executive and all other persons having an interest hereunder.
6.10. Alienation of Interest Forbidden. The interest of Executive under this Agreement or the benefits conveyed to Executive herein, may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits to Executive hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of Executive, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.
6.11. Successors and Assigns. The Company’s obligations under this Agreement shall be binding upon the Company and its successors and assigns. The obligations of Executive under the Release are binding upon Executive, Executive’s executors, administrators, heirs, successors, representatives and assignees. The rights and other obligations of Executive under this Agreement are personal in nature and may not be assigned; provided, however, that in the event of Executive’s death, any Retirement Benefits under this Agreement that remain unpaid or not provided as of the date of Executive’s death shall be paid or provided to Executive’s surviving spouse or, if Executive does not have a surviving spouse or if the terms of the applicable award agreements, 2010 ACIP or Equity Plans require payment to the estate, shall be paid to Executive’s estate or to the executor of Executive’s estate. The benefits of Executive’s obligations under this Agreement shall inure to the benefit of every member of the Company Group and their respective successors and assigns, and Executive consents to the assignment of this Agreement by the Company, or by any member of the Company Group, as may be applicable.
6.12. Code Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the United States Internal Revenue Code and the rules and regulations promulgated thereunder (collectively, “Code Section 409A”), and this Agreement and the Program shall, to the extent practicable, be construed in accordance therewith. To the extent there is any ambiguity in this Agreement as to its compliance with Code Section 409A, this Agreement shall be read to conform with the requirements of Code Section 409A, and the Company may, in its sole discretion, amend or replace this Agreement to cause this Agreement to comply with Code Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any consideration provided under this Agreement except to the extent specifically permitted or required by Code Section 409A. Terms defined in this Agreement and the Program shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section. In the event a payment under this Agreement is made within six (6) months following the date of Executive’s separation from service (within the meaning of Code Section 409A), the following additional payment timing rule shall apply: (i) if Executive is determined by the Company to be a “specified employee” (within the meaning of Code Section 409A, determined using the identification methodology selected by the Company from time to time), and (ii) the Company shall make a good faith determination that an amount payable to Executive hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then nothing in this Agreement shall require the Company to pay or authorize payment of such amount on the otherwise scheduled payment date pursuant to this Agreement but the Company shall instead pay it or authorize payment without interest, on the first business day after such six-month period, or if earlier, upon the Executive’s death.
6.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.
6.14. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
[signature page to follow]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of August 17, 2021.

NEWPARK RESOURCES, INC.:	EXECUTIVE:

By: /s/ Anthony J. Best	Signature: /s/ Paul L. Howes

Name: Anthony J. Best	Name: Paul L. Howes

Title: Chairman of the Board of Directors	Date: August 17, 2021

Date: August 17, 2021

EXHIBIT A
Waiver and Release

This Waiver and Release (this “Release”) is granted effective as of the date signed below by Paul L. Howes (the “Executive”) in favor of Newpark Resources, Inc. (the “Company”) and the Releasees and is made in exchange for the provision of the Retirement Benefits. Capitalized terms not defined in this Release are as defined in the that certain Retirement and Restrictive Covenant Agreement and General Release entered into between the Executive and the Company as of August 17, 2021 (the “Agreement”). The Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Agreement, with respect to which this Release is an integral part. The Executive agrees as follows:
1.Release. Executive, on behalf of Executive, Executive’s heirs and assigns, irrevocably and unconditionally releases, waives, and forever discharges each member of the Company Group and each of their respective present and former affiliates, agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries and benefit plans, and any successors and assigns of the foregoing (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees, and all liabilities whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against Releasees relating to or arising out of Executive’s employment with the Company, or any other matter that arises through the date that this Release is signed by Executive (“Released Claims”). Executive understands that one condition of the Agreement is that Executive signs this Release on his Retirement Date regarding claims arising after the date of the Agreement through the Retirement Date.
2.Scope of Released Claims. Executive understands that the Released Claims include, to the extent permitted by applicable law, claims at law or equity or sounding in contract (express or implied) or tort, claims (including claims for monetary damages) arising under any federal, state, or local laws, of any jurisdiction, that prohibit age, sex, race, national origin, color, disability, religion, veteran or any other form of discrimination, harassment, or retaliation (including the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, or the Rehabilitation Act), under the Family and Medical Leave Act, the Employee Retirement Income Security Act, any other claim under any law related to Executive’s employment with the Company, and any other matter arising between Executive and any member of the Company Group through the date that this Release is signed by Executive.
3.Additional Released Claims. The Released Claims also include any claims against any member of the Company Group relating to any alleged entitlement to any form of compensation or benefit, including payment of personal time off, annual or periodic incentives, bonuses, restricted stock awards, restricted stock units, stock options and any other financial recovery against any Releasees. Further, the terms and provisions of this Release shall, to the extent permitted by applicable law, extend and apply to all unknown, unsuspected or unanticipated injuries or damages.
4.Limitation. Nothing in this Release shall be construed as an attempt to waive any right or claim which: is not waivable as a matter of law, involves the Retirement Benefits provided under the Agreement, arises after the date this Release is executed by Executive, involves unemployment compensation benefits if Executive is otherwise qualified for such benefits under applicable law, or involves any pending workers’ compensation claim (however Executive represents and acknowledges that he has no unfiled workers’ compensation claim or unreported injury), involves Executive’s right to indemnity, contribution and a defense under any agreement, statute, by‑law or company agreement or other corporate governance document, or Executive’s right to coverage under all Company directors’ and officers’ fiduciary, errors and omissions and general liability and umbrella insurance policies.
5.Release of Age Discrimination Claims. Executive acknowledges the following
5.1.1 This Release is written in a manner calculated to be understood by Executive, and Executive in fact understands the terms, conditions and effect of this Release.
5.1.2 This Release refers to rights or claims arising under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act.
5.1.3 Executive does not waive rights or claims that may arise after the date this Release is executed by Executive.
5.1.4 Executive is waiving rights or claims in exchange for consideration which is in addition to anything of value to which Executive is already entitled.
5.1.5 Executive is advised to consult with an attorney prior to executing this Release.
5.1.6 Executive has forty-five (45) days in which to consider this Release before accepting it, but need not take that long if Executive does not wish to. Executive acknowledges that any decision to sign this Release before the forty-five (45) days have expired was done so voluntarily, and not because of any fraud or coercion or improper conduct by the Company Group.
5.1.7 Executive is given a period of seven (7) calendar days following the date Executive signs this Release to elect to revoke this Release (“Revocation Period”). If revoked, (a) this Release will be revoked in full and void ab initio, as if it had never been entered into; (b) Executive will forfeit any right to receive payment of the Prorated Award Payment and 2021 award payment, if not yet paid; (c) the extended exercise period for any Options that were vested as of the Retirement Date will be terminated and any such vested Options shall remain exercisable for the post-employment termination period provided in the applicable award agreement; and (d) Executive will forfeit the right to receive payment of the Prorated CA Payment.
5.1.8 Executive fully understands all of the terms of this Release and knowingly and voluntarily enters into this Release.
5.1.9 Executive agrees that he has been provided sufficient time to review this Release with his legal counsel and any notice of acceptance or revocation should be made by Executive as specified in Section 6.2 of the Agreement.
6. Protected Agency Disclosures/Participation. Executive understands and agrees that nothing in this Release shall be construed to prohibit Executive from making disclosures to, filing a charge or complaint with, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission. This Release does not impose any condition precedent (such as prior notice to the Company Group), any penalty, or any other restriction or limitation adversely affecting Executive’s rights regarding any governmental agency disclosure, report, claim or investigation. Further, Executive may disclose his wages, hours, or other terms and conditions of employment in the exercise of any rights provided by the National Labor Relations Act. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages or other personal relief in any charge, complaint, or lawsuit that Executive has filed or might file or which might be filed on Executive’s behalf. The Company and Executive further understand and agree that nothing in this Release limits Executive’s right to receive an award for information provided to the SEC or under any of its programs.
7.    No Waiver. Executive understands and agrees that this Release shall not in any way be construed as an admission by any of the Releasees or by Executive of any unlawful or wrongful acts whatsoever against the other, or any other Person, and Executive specifically disclaims any liability to or wrongful acts against any of the Releasees, or any other Person, including those relating to or involving, directly or indirectly, Executive’s employment by the Company Group.
8.    Indemnification Agreement. Nothing in this Release shall act as a release or waiver by Executive of any rights of defense, indemnification, advancement of expenses and exculpation of present or former directors or officers which would otherwise be afforded to Executive under the articles or bylaws of the Company or the similar governing documents of any member of the Company Group or any rights of defense, indemnification, advancement of expenses, and exculpation of present or former directors or officers afforded to Executive under the indemnification agreement previously entered into between Executive and the Company, or any rights of defense, indemnification, or advancement of expenses which would be afforded to Executive under any directors or officer liability or other insurance policy maintained by the Company.

I have read and understood this Release (including the Agreement, which is incorporated by reference), and I hereby AGREE TO and ACCEPT its terms and conditions.
AGREED TO AND ACCEPTED this _______ day of ______________, 202___.

______________________________________
PAUL L. HOWES